April 30, 2026

Thrive Series Trust
1000 Palm Boulevard, Suite 66,
Isle of Palms, South Carolina 29451

Re: Thrive Series Trust - File Nos. 333-287739 and 811-24093

Dear Board Members:
A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the Thrive Series Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 3 under the Securities Act of 1933, as amended (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP